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Tuesday August 3, 1999
COMPANY PRESS RELEASE

                        ADVANCED COMMUNICATIONS COMPLETES
                              SWITCH INSTALLATION,
                           BEGINS CARRYING LOCAL CALLS

St. Louis (August 3, 1999) -- Advanced Communications (ACG) (NYSE: ADG) has completed all phases of installing a Nortel DMS-500 multi-system switching system at the ACG facility in Wichita KS. "Local calls moving through the system completes the process that includes equipment, staffing, training and regulatory elements," says Richard O'Neal, chairman and CEO of ACG. Long distance calls began moving through the center, earlier this year.

"This is a significant milestone since it meets all present and future needs for local and long distance calls while providing the technology base on which to expand state-of-the-art data and voice services," adds O'Neal. The DMS-500 system is capable of serving over 128,000 lines or 80,000 trunks, while providing a platform capable of supporting the next generation of network services

"Having full internal capabilities will allow new ownership to move the operation from being a reseller of telephone services to being a provider of enhanced services," says Tony Capers, president and COO of ACG. A family of enhanced services is now being developed by the ACG technology enhancement division, Telcom Resources, Inc. (TRI) based in Dallas, TX.

On July 15, ACG announced the execution of a definitive agreement to sell its entire base of telecommunications operations to Compass Telecommunications, Inc. The transaction is subject to shareholder and various regulatory approvals, including those of the FCC and state public service commissions.